EXHIBIT 4

                                      NOTE

US $500,000                                                    June 11, 1999

FOR VALUE RECEIVED, the undersigned, Atlas Recreational Holdings, Inc. (hereinafter called "Borrower"), promises to pay to the order of Michael McGowan (hereinafter called "Lender") at its main office at 3215 Oxford Drive, Southerland, VA 23885, or any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000) together with interest on the principal amount hereunder remaining unpaid from time to time (computed on the basis of the actual days elapsed in a 360 day year) from the date the funds are disbursed hereunder until this Note is fully paid at the rate of 15 %.

         The principal balance and accrued interest shall be due and payable one
(1) year from the effective date hereof. This Note may be prepaid in whole or in part without penalty.

         Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns.

The Borrower agrees that when or at any time after this Note becomes due the then holder of this Note may offset or charge the full amount owing on this Note against any account then maintained by the undersigned with such holder of this Note without notice.

         The Borrower agrees to pay on demand all costs and expenses of all present and future holders of this Note in connection with this Note and any security for this Note, including but not limited to reasonable attorney's fees and legal expenses, (whether due to outside counsel, in-house counsel or both) plus interest on such amounts at the rate set forth in this Note.

         The Borrower consents to the personal jurisdiction of the state and federal courts located in the State of Florida in connection with any controversy related in any way to this Note or any security for this Note, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the undersigned against the lender or any other present or future holder of this Note relating in any way to this Note or any security for this Note may be venued in Miami, Dade County, Florida. Notwithstanding the preceding, nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction. Interest on any amount under this Note shall continue to accrue, at the option of any present or future holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

         Any notice to Borrower provided for in this Note shall be given by mail via certified mail addressed to Borrower at Atlas Recreational Holdings, Inc., 701 Brickell Avenue, Suite 3120, Miami, Florida 33131 or to such address as Borrowers may designate by notice to the Note Holder. Any notice to the Note Holder shall be given by mailing such notice via certified mail, return receipt

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requested to the Note Holder at the address stated in the first paragraph of this Note, or at such other address as may have been designated by notice to Borrower.

         The indebtedness evidenced by this Note is secured by a Collateral Pledge and Security Agreement of even date between Borrower and Lender.

         This Note shall be governed and construed according to the laws of the State of Florida.

Date ___________________

                                            Atlas Recreational Holdings, Inc.

                                            By: /s/ Michael S. Riley
                                               --------------------------------
                                                              Chairman

                                            Its:
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